Exhibit 16


                         LICENSE AND SERVICES AGREEMENT

THIS LICENSE AND SERVICES AGREEMENT dated this __________day of ___________2002.

BETWEEN:

            PHOTOCHANNEL NETWORKS INC., a limited partnership created pursuant to the laws of British Columbia having an office at Suite 506, 425 West Pender Street, Vancouver, British Columbia, Canada, V6B 6E3

                                       (hereinafter called the "PhotoChannel")

                        - and -

            GIANT EAGLE INC., a company having an office at 101
            Kappa Drive, RIDC Park, Pittsburgh, PA 15238.

                                            (hereinafter called "Giant Eagle")

                        WHEREAS PhotoChannel is the developer and owner of a proprietary Internet based digital imaging network solution for the storage, distribution and printing of photographs ("System");

                        AND WHEREAS PhotoChannel is entitled to license the System and provide the Services (as hereinafter defined) to Giant Eagle as provided herein;

                        AND WHEREAS Giant Eagle wishes to acquire a license for the System and to receive the Services as provided herein; and

            AND WHEREAS Giant Eagle wishes to acquire, and PhotoChannel wishes to provide to Giant Eagle, a Giant Eagle branded System for its photo-finishing operations (the "Branded System") on the terms and conditions set out herein;

                        NOW THEREFORE in consideration of the promises and the mutual covenants contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. DELIVERABLES. PhotoChannel agrees to deliver the System components described in attached Schedule A (the "Deliverables") in reference to PhotoChannel's proposal dated for reference November 19, 2002 and in accordance with the roll-out schedule set out in section 2 below. PhotoChannel acknowledges that Giant Eagle will use the system and related services for each of its corporately owned and operated stores and any of its independently owned and operated stores that wish to participate in this program. PhotoChannel acknowledges that Giant Eagle has no power or right to force the independently owned and operated Giant Eagle stores to use PhotoChannel's system or services. PhotoChannel acknowledges and agrees that Giant Eagle's independently owned and operated stores are not parties to hereto and will not be bound by the provisions of this Agreement. PhotoChannel represents and warrants that the System will perform the functions set out in, in the manner and to the standards provided in, Schedule A. PhotoChannel shall promptly correct any errors, malfunctions or defects in the System. PhotoChannel shall promptly make available to Giant Eagle, at no additional charge, all updates, enhancements or improvements made to the System during the Term (as hereinafter defined) or any renewal term.

2.          ROLL-OUT SCHEDULE.  TO BE DETERMINED AND AGREED UPON.

3. SUPPORT, MAINTENANCE AND TRAINING. PhotoChannel shall promptly and competently provide the Services including the support, maintenance and training provided for in Schedule A.

4. BILLING AND PAYMENTS. Giant Eagle shall make the payments set out in, and on the terms provided in, Schedule A.

5. PROJECT CO-ORDINATORS. Each party shall designate a project co-ordinator to deal with the day-to-day matters arising under this Agreement. These individuals will, on behalf of their respective employers, co-ordinate the provision of the products and services contemplated herein, including installation, acceptance, operation, maintenance and support.

6. ACCESS TO FACILITIES. Giant Eagle shall at all reasonable times give PhotoChannel and its employees and contractors access to all premises and assets of Giant Eagle as is necessary to permit PhotoChannel to fulfil its obligations under this Agreement.

7. TERM. This Agreement shall be for a term of two (2) years commencing on the date hereof (the "Term") and shall be renewable as provided for below. This Agreement shall be automatically renewed for one (1) year periods unless written notice is provided by one party to the other not less than ninety (90) days prior to the end of the Term or the then current renewal term.

8. CONFIDENTIALITY. Neither party shall disclose any confidential information, including, without limitation, future business plans, to any third party without the prior written approval allowing such disclosure from the other party. Without limiting the generality of the foregoing, PhotoChannel agrees to keep confidential, and not use for any purpose whatsoever, any information relating to Giant Eagle's customers including, without limitation, customer names, addresses, lists and image files (collectively, "Customer Information").

9. INTELLECTUAL PROPERTY RIGHTS. PhotoChannel hereby grants Giant Eagle a non-exclusive license to use during the Term and any renewal term all copyrighted material, trademarks, inventions and all other industrial or intellectual property rights (collectively, the "Intellectual Property") forming part of or necessary to use the System. PhotoChannel agrees to indemnify and hold harmless Giant Eagle from any claim alleging that the System or any of the Intellectual Property licensed hereunder infringe the rights of another. PhotoChannel acknowledges that pursuant to this Agreement it is not acquiring any interest in or right to use any of Giant Eagle's Intellectual Property.

10. TERMINATION. A party shall be entitled to terminate this Agreement if:

      (a) the other party makes a general assignment for the benefit of its creditors or a proposal or arrangement under the Bankruptcy and Insolvency Act or any successor legislation ("the Act"), if a petition is filed against the other party under the Act, if the other party is declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed, either privately or judicially, of or for the other party or if the other party shall commit an act of bankruptcy or propose a compromise, arrangement or otherwise have recourse to any law for the protection of debtors; or

      (b) if the other party fails to fulfil any of its obligations hereunder and does not cure such failure within fifteen (15) days after receiving written notice of such failure.

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                                      -3-


Upon any termination or expiration of this Agreement, PhotoChannel shall immediately return all customer information and customer images (the "Customer Data"), if any, in its possession to Giant Eagle and PhotoChannel shall certify in writing the completion of the return of all Customer Data within ten (10) days of the expiration or termination of this Agreement.

      SCHEDULES. Schedules A, attached hereto, is incorporated herein and forms part of this Agreement.

NOTICES. All notices, demands, approvals, consents and acceptances under this Agreement shall be in writing and shall be deemed to have been duly given if mailed, delivered, or faxed to the parties at the following addresses

            If to Photochannel:
            Photochannel Networks, Inc.
            Suite 506, 425 West Pender Street
            Vancouver, British Columbia, Canada V6B 6E3
            Attention:  CFO
            Facsimile:  (604) 893-8966

            If to Giant Eagle:
            Giant Eagle, Inc.
            101 Kappa Drive
            Pittsburgh, PA  15238
            Attn:  Vice President of Merchandising

            NON-ASSIGNABILITY. Neither party may assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

            GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.



                                        PHOTOCHANNEL NETWORKS INC.


                                        By:/s/Robert Chisholm
                                           -------------------------------------
                                           Name: Robert Chisholm
                                           Title:  CFO


                                        GIANT EAGLE INC.


                                        By:/s/John Tedesco
                                           -------------------------------------
                                           Name: John Tedesco
                                           Title: Senior Vice President